                                                                     Exhibit 4.1


                           SALE OF MEMBERSHIP INTEREST

     This sale of Membership Interest is made effective as of the 26th day of February 2002, by Cash Long and Jeff Patterson ("Sellers") unto Western Wind Energy Corp. ("Buyer").

     WHEREAS, Buyer entered into an agreement with Sellers providing for the sale by Sellers to Buyer of Sellers' Membership Interests in that certain Limited Liability Company commonly known as AERO ENERGY, LLC.

     NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENCE, for and in consideration of the amount of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, Sellers do hereby grant, bargain, sell, convey, transfer, assign, set over and deliver unto Buyer, its successors and assigns, the following: All Sellers' rights, titles, and interests in the Membership Interest in AERO ENERGY, LLC.

     To have and to hold the Membership Interest unto Buyer, its successors and assigns forever, and Sellers do for themselves, and their successors and assigns, covenant and agree to and with Buyer to warrant and defend the title of the Membership Interest hereby sold unto Buyer against all and every person and persons whomsoever. Sellers shall deliver, and Buyer has accepted the Membership Interest.

     IN WITNESS WHEREOF, Sellers have caused this sale of Membership Interest to be executed and made effective February 26, 2002.


SELLERS:
                                                     /s/ Cash Long
                                                     ---------------------------
                                                     Cash Long

                                                     /s/ Jeff Patterson
                                                     ---------------------------
                                                     Jeff Patterson


STATE OF CALIFORNIA                )
                                   ) SS.
COUNTY OF KERN                     )

     On Aug. 2, 2002, before me, Terry A. Moore, a Notary Public, personally appeared Cash Long, [ ] personally known to me or [ ] proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signatures on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

    WITNESS my hand and official seal.


TERRY A. MOORE                                /s/ Terry A. Moore
COMM. #1335023                                ----------------------------------
Notary Public - California                    Notary Public
KERN County
My Comm. Exp. Dec 15, 2005
[OFFICIAL SEAL]

STATE OF CALIFORNIA                )
                                   ) SS.
COUNTY OF KERN                     )

     On Aug 2, 2002, before me, Terry A. Moore, a Notary Public, personally appeared Jeff Patterson, [ ] personally known to me or [ ] proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signatures on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

    WITNESS my hand and official seal.


TERRY A. MOORE                                /s/ Terry A. Moore
COMM. #1335023                                ----------------------------------
Notary Public - California                    Notary Public
KERN County
My Comm. Exp. Dec 15, 2005
[OFFICIAL SEAL]





                                       2